Exhibit 23
CONSENT OF ENVIRON INTERNATIONAL CORPORATION
     Environ International Corporation hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (“333-104571”, “333-104572”, “333-104573”) and on Form S-3 (“333-61199”) and (“333-126620”) of WGL Holdings Inc. and the Registration Statement on Form S-3 (“333-104574”) of Washington Gas Light Company of the reference to us and our report under the caption “Item II. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Quarterly Report on Form 10-Q of Washington Gas Light Company and of WGL Holdings, Inc. for the quarter ended June 30, 2005.

Respectfully submitted,

/s/ Roberto Pellizzari
Name: Roberto Pellizzari
Title: Principal
Date: 8/5/2005